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                                                                   EXHIBIT 23.5

                         INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion or incorporation by reference in this Registration Statement of BRL Universal Equipment 2001 A, L.P., BRL Universal Equipment Corp., Universal Compression Holdings, Inc. and Universal Compression, Inc. on Form S-4 of our reports dated May 25, 2001, appearing in the Annual Report on Form 10-K of Universal Compression Holdings, Inc. and subsidiaries and Universal Compression, Inc. and subsidiaries for the years ended March 31, 2001, 2000 and 1999 and to the reference to us under the heading "Experts" in the Prospectus which is part of the Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
November 30, 2001